Exhibit 99.2

Oral Remarks Concerning Union Planters’ Third Quarter 2003 Performance
Made in a Prerecorded Conference Call
October 16, 2003
7:30 a.m. EDT

RICHARD W. TRIGGER, DIRECTOR OF CORPORATE PLANNING, UNION PLANTERS CORPORATION:

Welcome to the Union Planters Corporation third quarter 2003 prerecorded earnings message. I am Rich Trigger, Director of Corporate Planning for Union Planters Corporation. This message has been prerecorded and is based on the third quarter earnings release issued at 6:00 a.m. Eastern Daylight Time on Thursday, October 16, 2003 and will be available for replay until October 31, 2003.

Speaking today on behalf of Union Planters Corporation will be: Jackson W. Moore, Chairman, President and CEO, and Bobby L. Doxey, Senior Executive Vice President and Chief Financial Officer. This message references certain slides. Both the news release and the slides used in this message are available on the Union Planters website at www.unionplanters.com/investor. Callers may wish to bring the slides into view or print the slides before listening to the call.

Please refer to the forward-looking statement disclosure on the next slide.

This message includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to this slide for an explanation about forward-looking statements included in the presentation today.

I would now like to introduce Jack Moore, our Chairman, President and CEO

JACKSON W. MOORE, CHARIMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PLANTERS CORPORATION:

Thank you, Rich. I would like to welcome our shareholders, investors and others to our prerecorded earnings message on third quarter 2003 financial results.

Please refer to the next slide for a summary of our financial results.

We reported third quarter earnings of $132.2 million dollars or 67 cents per diluted share, which was consistent with street expectations. We delivered solid core earnings and continued to make progress against our long-term strategic goals, even though we faced a very volatile interest rate environment and a challenging, slow growth economy.

Let me mention a few highlights:

•	First, we continued to strengthen our balance sheet:

➢	Our asset quality improved significantly, as nonperforming assets declined for the fourth straight quarter and are lower than the same quarter last year by over $100 million, or approximately 30%;

➢	We reduced our exposure to international and indirect lending;

➢	We grew average home equity loans more than 44% from the same quarter last year;

•	Our capital remains strong, which supports our attractive dividend yield as well as our share buyback program;

•	Our efforts to improve sales resulted in average core deposit growth of 6% over the third quarter last year on a growing customer base, which provides us with opportunities to cross-sell;

•	Our focus on expense control resulted in a very respectable efficiency ratio of 52.6%, and;

•	We announced the sale of 19 branches in low-growth markets as an ongoing effort to rationalize our branch network.

The challenges this quarter were created by almost unprecedented volatility in the interest rate environment, which significantly impacted mortgage activity. The related decline in mortgage origination activity combined with margin compression has created a challenging transition of keeping our costs consistent with this lower activity. We are taking a proactive approach in aligning our expenses with related revenue sources. We expect that aligning expenses with the anticipated reduction of mortgage revenue will continue to be challenging over the next few transitional quarters. We are positioned to take advantage of profitable growth opportunities when the economy gains some momentum.

Bobby Doxey, our Chief Financial Officer, will now provide greater detail on the financial results for the quarter and will talk in depth about the progress we are making on our key strategic initiatives.

BOBBY L. DOXEY, SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFICER, UNION PLANTERS CORPORATION:

Thank you, Jack. The highlights that Jack just mentioned demonstrate our continued commitment to generate higher quality assets, improve our credit quality, maintain our efficient business model, and provide our customers with expanding and quality product offerings. This quarter was one of transition for the Company as the rising rate environment brought down the level of mortgage origination activity.

Over the next few slides, I will take you through the details of our third quarter financial performance beginning with a discussion of our balance sheet.

Please move to the next slide.

First, let me review our long-term strategic initiatives around the balance sheet.

They are:

•	To leverage our efficient business model to grow targeted loan and deposit products. We accomplish this through pricing strategies and product promotions. The focus of this growth has revolved around higher quality commercial and small business customers and lower-risk home equity lines of credit. This strategy results in slightly lower margins but also reduced credit costs;

•	Our second strategy revolves around reducing the risk profile of the loan portfolio by lowering our exposure to international and higher risk consumer loans such as indirect lending and lower credit score brokered home equity products;

•	Third is to minimize interest rate risk, and finally;

•	To maintain a strong capital position that supports a good dividend and share buyback.

In comparing 2002 to 2003, you can see the impact of these strategies in increases in high-quality HELOC balances, reduced exposure to international, brokered home equity and indirect loans. The increase in money market savings balances also demonstrates the effective execution of our strategy to use our efficient business model to generate deposit growth.

Now, let me go into more detail on how we are performing against these initiatives.

Please move to the next slide.

This slide shows progress against our strategic initiatives with respect to the loan portfolio.

Average home equity loans increased almost 45% from the same quarter last year and more than 7% compared to last quarter. This is high-quality growth with an average loan-to-value ratio less than 70%. HELOC production not only reduces the overall risk of our loan portfolio but also provides us with cross-

sell opportunities. More than 40% of our HELOC customers established two or three new accounts with the bank, while almost 15% opened up four or more products.

We did experience a decline in our consumer mortgage portfolio as a direct result of prepayment activity associated with the historically low interest rate environment. We expect that declines in future periods will moderate as long-term rates increase. Helping to offset these declines while still generating strong credit quality was the impact of our adjustable rate mortgage products introduced last quarter. These products are intended to increase balances with minimum credit and interest-rate risk.

Average consumer loans, which consist of our indirect lending portfolio, student loans, personal overdrafts, unsecured loans and mobile home loans, declined more than 14% from the same period last year and more than 2% from last quarter. We continue to de-emphasize our indirect product – this portfolio declined more than 4% from the same period last year. Commercial loan demand remains soft, and while we have seen some increased activity in our pipeline, we do not expect strong growth in this product until the economy picks up more momentum.

The net effect of these impacts has been a level average balance of our loan portfolio compared to the previous quarter. However, our strategy to exit high-risk loan categories and focus sales, training and marketing efforts on quality relationships has improved the overall risk profile of the balance sheet.

Please turn to the next slide.

This slide provides a trend of our deposit balances.

As part of our strategic objectives previously mentioned, we leveraged our efficient business model to grow average low-cost core deposits by 6.1% over the same period last year. Money market savings deposits increased almost 20% since the third quarter of 2002.

Our transaction deposits, while still benefiting from the mortgage escrow related activity, increased as a result of the “Free Money” deposit promotion taking place in the third quarter. This effort brought in a group of new customers that sets the foundation for strong cross-selling and retention programs. Average transaction deposits were up 13.3% and 5.2% from the same quarter last year and linked quarter, respectively.

Our Internet banking product that was significantly enhanced during the second quarter continues to expand our relationship base, as customers are attracted to the convenient access provided to our broad product selection. 43% of our Internet banking customers are new to this product and we have increased our Internet banking usage by more than 64% during the past six months.

These trends demonstrate the successful execution of our growth strategies designed to capitalize on our efficient business model. This, combined with targeted deposit promotions, provides us with continued expansion of our low-cost funding base.

Please turn to the next slide.

Our effort to improve credit administration and related processes has resulted in positive asset quality trends. The enhancements we made to our overall credit culture are beginning to result in tangible, positive improvements in our credit quality metrics. As a result of these initiatives, asset quality trends continue to be favorable as nonperforming assets declined for the fourth straight quarter to $268.2 million, the lowest level of nonperforming assets since the first quarter of 2001.

Net charge-offs were $50.8 million this quarter, compared to $45.0 million for the same quarter last year and $52.1 million last quarter. The provision for loan loss is down 19% from the same quarter last year to $39.0 million and down 15% from last quarter.

However, due to the significant improvement in nonperforming asset trends, the allowance coverage of nonperforming assets increased to 159.3%, compared to 118.5% one year earlier.

While the timing of actual charge-offs for which reserves have been established is uncertain, management believes that all inherent loan losses have been identified and adequately provided for in the allowance for loan losses.

Management’s dedicated focus on improving credit quality is expected to continue to drive lower nonperforming assets over the long-term, given a stable or improving economy.

Please move to the next slide.

As you can see from the last several slides, we are executing on our strategic plans.

Of course we realize that even solid strategies are not immune to a slow economy and historically low, and I might add, extremely volatile interest rates. The obvious result of this volatility can be seen in our declining net interest margin.

Net interest income for the quarter was $306.1 million on a fully taxable-equivalent basis, resulting in a 3.92% net interest margin, which represents a nine basis point reduction from the previous quarter.

Factors contributing to this margin compression include:

•	Repricing of earning assets at lower rates with still high levels of refinancing activity;

•	Soft commercial loan demand driven by the sustained weak economic environment;

•	A reduction in earning assets driven by the disposal of lower-yielding securities in conjunction with interest-rate risk management strategies, and;

•	Management’s continued focus on reducing the risk profile of the loan portfolio.

Assuming no further interest-rate cuts, we believe that the progress discussed in the previous slides should stabilize our margin, and while we anticipate some reduction in net interest income due to the decline in earning assets related specifically to mortgage, we think we are near the bottom of this decline.

Please move to the next slide.

Noninterest income is up 5% over the same period last year although slightly down from last quarter.

As rates rose in the second half of the quarter, we experienced a reduction in mortgage origination activity compared to last quarter. Excluding the impact of amortization and impairment, mortgage banking revenue was $92.7 million, down $16.8 million, or 15.4%.

The rise in long-term interest rates in the third quarter resulted in a higher valuation of our mortgage servicing rights and a corresponding recovery of previously recorded impairment in the amount of $60.0 million. We largely offset the increase in the value of the mortgage servicing rights with net realized losses on a portfolio of investment securities and derivatives that was established to mitigate our exposure to the volatility of mortgage servicing rights values. We expect any future volatility in our mortgage servicing rights to be offset by hedging strategies.

Professional employment services represent an excellent product for cross-sell into our small business product line, and we are taking advantage of these opportunities through volume and pricing changes, which drove the increase from prior periods. Net revenues from this product increased $1.1 million, or 14.6%, from last quarter and $1.3 million, or 17.5%, from the same quarter last year. This will continue to be a quality source of revenue growth as we integrate this product into our sales effort. Service charges remain relatively flat compared to last year’s third quarter level but were positively impacted this quarter as a result of pricing initiatives.

Bankcard fees were negatively impacted as a result of the Visa settlement occurring during the third quarter. This decision reduced the amount per transaction financial institutions can charge merchants on debit card transactions.

Financial services revenue remained consistent with last quarter and was down from prior year levels. However, we saw a pickup in trust and brokerage activity this quarter, as both the market value of assets under management and total accounts were at their highest level since last year. We would expect to see growth in financial services revenue as the economy and market improves.

Please turn to the next slide.

The efficiency ratio for the quarter, excluding the amortization of all intangibles and mortgage servicing rights, was 52.6%, which reflects management’s continuing commitment to expense control. The increase in the efficiency ratio compared to both last quarter and the same quarter last year was largely a result of the reduction in core mortgage banking revenue previously mentioned.

We will be very proactive in reducing expenses associated with record levels of mortgage origination activity; however, there will be a transition period between the declines in revenue and the reduction of related expenses.

Please move to the next slide.

Union Planters has maintained strong capital levels while at the same time implementing a share repurchase program approved by the Board of Directors. Four million common shares were repurchased during the third quarter, and approximately sixteen million have been repurchased under this program through September 30, 2003. Management anticipates making additional share repurchases so long as the leverage capital ratio remains strong.

And now, Jack will conclude our message.

JACKSON W. MOORE:

Thanks, Bobby. You have heard a lot of details about the challenges of this quarter. Many of these challenges will continue until we have stronger economic growth. By continuing to focus on our long-term strategic goals this quarter, we:

•	Met earnings expectations with solid results for our shareholders;

•	We lowered our credit costs;

•	We continued to improve on our efficient business model; and

•	We made consistent progress on improving sales discipline and culture.

We expect that balancing the reduction of mortgage revenue with related expenses will continue to be challenging over the next few transitional quarters. However, we are positioning Union Planters to take advantage of growth opportunities as the economy starts to show consistent improvement.

RICHARD W. TRIGGER:

This concludes the third quarter 2003 earnings message. For further information, please refer to the news release issued on October 16th and the current report on Form 8-K filed with the Securities and Exchange Commission.

END